CONSENT AND AMENDMENT AGREEMENT

                        Dated May 21, 1991

    The parties to this Agreement are Smith Corona Corporation
("Smith Corona") and HM Holdings, Inc. ("HMH"). In connection with the Stockholders Agreement dated as of June 2, 1989 (the "Stockholders Agreement") between Smith Corona and HMH, it is agreed as follows:

    1. Smith Corona hereby consents to the assignment by HMH of HMH's rights under the Stockholders Agreement to Hanson Natural Resources Company, a Delaware general partnership ("HNR").

    2. HMH hereby represents and warrants that HNR is wholley-owned, indirectly, by Hanson PLC and is an affiliate of HMH (as defined in the Stockholders Agreement).

    3. Upon written notification by HMH to Smith Corona that the assignment has been completed, the Stockholders Agreement is hereby amended so that all references in the Stockholders Agreement to HMH (which is referred to as "Hanson" therein) shall constitute references to HNR. The notification shall state the effective date of the assignment, and the amendment provided for in this Section shall be deemed effective as of such date.

    4. Except as provided herein, the terms of the Stockholders Agreement shall continue in full force and effect. This Agreement shall not be deemed to release HMH from any continuing obligations under the Stockholders Agreement.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

                                            SMITH CORONA CORPORATION


                                            By: /s/ Lee Thompson
                                               -----------------------------


                                            HM HOLDINGS, INC.

                                            By: /s/ George H. Hempstead, III
                                               -----------------------------